Exhibit 99.3

WesternGeco Transaction—Supplemental Information

Q1)	What are the terms and conditions of the transaction? What is the price and how will it be financed?

Schlumberger will acquire Baker Hughes’ 30% interest in WesternGeco for $2.4 billion in cash. 50% of the purchase price will be funded from Schlumberger cash and short-term investments. The remaining 50% will be financed through existing Schlumberger credit facilities.

Q2)	Why is Schlumberger buying the balance of WesternGeco now?

The parties agreed to a five-year standstill period at the time the joint venture was formed, which expired at the end of November 2005. Because seismic is a core product offering from Schlumberger, we have always had the desire to ultimately own the entire business. The parties agreed that this was a good time for Schlumberger to acquire Baker Hughes’ 30% interest through a negotiated transaction.

Q3)	What synergies do you see between seismic and your OFS businesses?

Reservoir targets in the future are likely to be smaller and more complex and the need for reduced reservoir uncertainties will be strong. Ultimate recovery factors will be increasingly key to E&P project economics. We believe that the combination of high-resolution Q seismic with other key Schlumberger measurement technologies, such as deep electromagnetics and petrophysics, and their integration with Petrel seismic-to-simulation workflow processes, offers substantial opportunity for growth.

Q4)	Is the transaction accretive or dilutive in terms of EPS?

Excluding the potential impact of in-process R&D, this transaction is expected to be slightly dilutive in 2006. The dilutive impact on 2006 earnings is only expected to be approximately 1%. The transaction is expected to be accretive in future years.

Q5)	When is the transaction expected to close?

Closing should take place before the end of the month.

Q6)	Will Schlumberger public financial reporting change as a consequence of this transaction?

Schlumberger public financial reporting will not change. Schlumberger will continue to report the results of its OFS and WesternGeco business segments, consistent with prior practice.

Q7)	Will there be a restructuring of WesternGeco as a result of this transaction?

No restructuring of the WesternGeco business is anticipated at this time.

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This document contains forward looking statements, which include any statements that are not historical facts, such as our expectations regarding the financing of and benefits to be derived from the WesternGeco transaction, the impact of the transaction on earnings per share and the expected closing of the transaction. These statements involve risks and uncertainties, including, but not limited to, those described in our most recent Form 10-K and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Schlumberger disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.